Exhibit 10.18

JFrog, Inc.

Equity Side Letter

December 15, 2023

Dear Mr. Ed Grabscheid:

This equity side letter is a supplement to the Employment Letter between you and JFrog, Inc. (the “Company”) delivered to you on December 15 (the “Employment Letter”). Terms that are capitalized but not defined herein will have the same meaning as in the Employment Letter.

Subject to your employment with the Company, it will be recommended by Company management at a meeting of JFrog Ltd.’s Board of Directors (the “Board”) following your employment commencement date to grant you Restricted Share Units (the “RSU(s)” or “Award”) of JFrog Ltd., valued at $2,000,000 (final number of RSUs shall be determined by the Board by dividing $2,000,000 by the closing share price of the Company on the grant date, subject to the Company policy), pursuant and subject to the terms and conditions of the Company’s 2020 Share Incentive Plan. The Award, once approved by the Board, shall vest pursuant to a vesting schedule to be provided by the Board (it will be recommended by the Company to approve that such Award shall vest as to 25% of the RSUs associated with the Award on March 1, 2025, and as to 6.25% of the RSUs associated with the Award on each quarterly vesting date, at March 1, June 1, September 1 and December 1 of each year thereafter), subject to your continued service through each vesting date. No right to any shares is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

All Awards recommendations by Company management at a meeting of JFrog Ltd.’s Board to be granted to you shall include a Double Trigger - 100% Acceleration provision, as shall be defined in your Award letter.

Very truly yours,

JFrog, Inc.

By: /s/

I have read and accept the terms of this equity side letter:

/s/
Ed Grabscheid

Dated: ________________________